UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2017

The Meet Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On November 8, 2017, the Meet Group, Inc. (the “Company”) announced that its Chief Financial Officer, David Clark, will, by mutual agreement, leave the Company effective December 31, 2017. The Company and Mr. Clark agreed that, effective November 13, 2017, Mr. Clark will transition out of his Chief Financial Officer role to assist in the transition of the Company’s finance and accounting through his departure date.

Upon the effective date of his departure, in addition to the benefits set forth in his Employment Agreement, dated January 24, 2013 and Vesting Agreement, dated April 26, 2016, Mr. Clark will be eligible to receive severance benefits pursuant to his Severance Agreement, dated November 8, 2017, which is filed as Exhibit 10.1 hereto.

(c)

Appointment of Interim Chief Financial Officer

The Company also announced on November 8, 2017 that, in connection with Mr. Clark’s departure, James Bugden, age 47, the Company’s current Senior Vice President, Corporate Development, has been appointed Interim Chief Financial Officer, effective November 13, 2017, while the Company conducts a search for a permanent Chief Financial Officer.

Mr. Bugden has fifteen years of CFO and accounting and finance leadership experience with public and private companies. Mr. Bugden has served as Senior Vice President, Corporate Development since February 2017. Mr. Bugden also served as Chief Financial Officer of Insider Guides, Inc. (d/b/a myYearbook.com) (“myYearbook”), and then with the Company after myYearbook merged with and into the Company on November 10, 2011, from July 2008 to March 2012. From July 2015 to February 2017, Mr. Bugden served as CFO In-Residence for First Round Capital and consulted for other companies, including the Company. During this time, Mr. Bugden also served as CFO of ROI Influencer Media and Zoomin.com. From May 2013 to October 2015, Mr. Bugden served as CFO of Solve Media, and from March 2012 to January 2013, he served as Senior Vice President, Finance of Rent the Runway.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Bugden and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There is no arrangement or understanding between Mr. Bugden and any other person pursuant to which Mr. Bugden was appointed. There are no transactions in which Mr. Bugden has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Appointment of Chief Accounting Officer

Also on November 8, 2017, the Company announced the appointment of Michael Johnson, age 46, the Company’s current Vice President of Finance, as Chief Accounting Officer, effective November 13, 2017.

Mr. Johnson has led the Company’s accounting team for nine years. From May 2014 to November 2017, Mr. Johnson served as the Company’s Vice President of Finance. From October 2008 to April 2014, he served as the Company’s Controller. Prior to joining the Company, Mr. Johnson served as Senior Controller at Activant Solutions from March 2007 to October 2008, and as the Director of Finance and Controller at Peterson’s from April 2002 through March 2007.

In connection with the appointment of Mr. Johnson to Chief Accounting Officer, the Company will provide to a base salary of $210,000, with an annual target bonus of 50% of his base salary. Mr. Johnson will also receive in connection with his appointment (i) a restricted stock award of 7,500 shares of the Company’s common stock and (ii) options to purchase 12,500 shares of the Company’s common stock. One-third of the restrictions on the restricted stock award will lapse on each of the first, second and third anniversaries of the grant date, subject to Mr. Johnson’s continuing employment with the Company. One-third of the options will vest on each of the first, second and third anniversaries of the grant date, subject to Mr. Johnson’s continuing employment with the Company.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Johnson and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There is no arrangement or understanding between Mr. Johnson and any other person pursuant to which Mr. Johnson was appointed. There are no transactions in which Mr. Johnson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On November 8, 2017, the Company issued a press release announcing, among other things, (i) that Mr. Clark will step down as Chief Financial Officer of the Company, (ii) the appointment of Mr. Bugden as the Interim Chief Financial Officer of the Company and (iii) the appointment of Mr. Johnson as the Chief Accounting Officer of the Company.

Item 8.01    Other Events.

On November 6, 2017, in connection with its effort to recognize cost synergies following its acquisition of Lovoo GmbH, the Company conducted a reduction-in-force impacting approximately 18% of the Company’s United States headcount.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Transition Services and Separation Agreement, dated November 8, 2017, between The Meet Group, Inc. and David D. Clark.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Transition Services and Separation Agreement, dated November 8, 2017, between The Meet Group, Inc. and David D. Clark.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEET GROUP, INC.

Date:	November 9, 2017	By: /s/ Geoff Cook
Name: Geoff Cook Title: Chief Executive Officer